UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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Filed by a party other than the Registrant  ☐

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☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material under § 240.14a-12

Black Mountain Acquisition Corp.

(Name of Registrant as Specified in Its Charter)

N/A

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Black Mountain Acquisition Corp.

425 Houston Street, Suite 400

Fort Worth, Texas 76102

PROXY STATEMENT SUPPLEMENT

April 11, 2023

TO THE STOCKHOLDERS OF BLACK MOUNTAIN ACQUISITION CORP.:

This supplement to the Definitive Proxy Statement on Schedule 14A filed by Black Mountain Acquisition Corp. (the “Company”) with the U.S. Securities and Exchange Commission on March 24, 2023 (the “Proxy Statement”) clarifies certain disclosures contained in the Proxy Statement as follows. Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to such terms in the Proxy Statement. Except as set forth herein, all other information in the Proxy Statement remains unchanged.

Inflation Reduction Act of 2022

Reference is made to the Risk Factor in the Proxy Statement entitled “We may be subject to a new 1% U.S. federal excise tax in connection with redemptions of our Class A Common Stock” (the “Excise Tax Risk Factor”) beginning on page 15 of the Proxy Statement regarding the possible application of a 1% U.S. federal excise tax on certain repurchases (including redemptions) of stock by publicly traded U.S. domestic corporations after December 31, 2022 by the IR Act. This supplement is being filed to clarify that the per share redemption price payable from the Trust Account (including interest earned thereon) to stockholders in connection with any redemptions of Public Stock will not be reduced by any excise tax imposed on the Company under the IR Act.

The Excise Tax Risk Factor is amended and restated in its entirety as follows (with amended language in bold and underlined text below):

We may be subject to a new 1% U.S. federal excise tax in connection with redemptions of our Class A Common Stock.

On August 16, 2022, the Inflation Reduction Act of 2022 (the “IR Act”) was signed into law. The IR Act provides for, among other things, a new 1% U.S. federal excise tax on certain repurchases (including any Redemptions) of stock by publicly traded U.S. corporations after December 31, 2022. The excise tax is imposed on the repurchasing corporation itself, not its stockholders from whom the shares are repurchased (although it may reduce the amount of cash distributable in a current or subsequent redemption). The amount of the excise tax is generally 1% of any positive difference between the fair market value of any shares repurchased by the repurchasing corporation during a taxable year and the fair market value of certain new stock issuances by the repurchasing corporation during the same taxable year. In addition, a number of exceptions apply to this excise tax. The U.S. Department of the Treasury (the “Treasury”) has been given authority to provide regulations and other guidance to carry out, and prevent the abuse or avoidance of, this excise tax.

On December 27, 2022, the Treasury published Notice 2023-2, which provided clarification on some aspects of the application of the excise tax, including with respect to some transactions in which special purpose acquisition companies like ours typically engage. The notice appears to exempt from the excise tax any distributions, including those that occur in connection with redemptions, by a corporation in the same year it completely liquidates; however, this interpretation is not free from doubt and the notice could be interpreted to have a narrower application. Consequently, a risk remains that any Redemptions pursuant to the Charter Amendment would be subject to the excise tax, including in circumstances where we either engage in an initial Business Combination in 2023 in which we do not issue shares sufficient to offset the earlier redemptions or liquidate later in 2023.

Because the application of this excise tax is not free from doubt, any redemption or other repurchase effected by us that occurs in connection with a Business Combination, extension vote or otherwise may be subject to this excise tax. Because any such excise tax would be payable by us and not by the redeeming stockholder, the mechanics of any required payment of the excise tax have not been determined. Whether and to what extent we would be subject to the excise tax in connection with a Business Combination will depend on a number of factors, including (i) whether the Business Combination closes, (ii) the structure of the Business Combination, (iii) the fair market value of the redemptions and repurchases in connection with the Business Combination, (iv) the nature and amount of any “PIPE” or other equity issuances in connection with the Business Combination (or any other equity issuances within the same taxable year of the Business Combination) and (v) the content of any subsequent regulations, classifications and other guidance issued by the Treasury.

For the avoidance of doubt, the per share redemption price payable from the Trust Account (including interest earned thereon) to stockholders in connection with any redemptions of Public Stock will not be reduced by any excise tax imposed on us under the IR Act.